Exhibit 99.1

FOR IMMEDIATE RELEASE

September 16th, 2009

QVC Announces Proposed Senior Secured Notes Offering

Englewood, Colo, Sept. 16 – QVC, Inc., a wholly-owned subsidiary of Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB), today announced its intention to offer $500 million in aggregate principal amount of senior secured notes due 2019 (the “Notes”).  The Notes will be senior secured obligations of QVC and will be secured by a first-priority lien on the capital stock of QVC and the other assets securing QVC’s senior secured credit facilities.  The net proceeds from the offering will be used to acquire and retire existing senior secured credit facility indebtedness.

QVC will make the offering pursuant to an exemption under the Securities Act of 1933, as amended.  The initial purchasers will offer the Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act and may not be sold in the United States absent registration or an exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K and our Form 8-K filed July 20, 2009 for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Contact:

Courtnee Ulrich

720-875-5420

Heather Oshiro

720-875-5433